EXHIBIT 21.1

Subsidiaries

State of
Name of Entity(1)	Incorporation	Relationship
Digipath, Inc.(2)	Nevada	Parent
Digipath Labs, Inc.	Nevada	Subsidiary
TNM News, Inc.	Nevada	Subsidiary
GroSciences, Inc.(3)	Colorado	Subsidiary

(1)All entities are in the form of a corporation.

(2)Holding company, which owns each of the wholly-owned subsidiaries. All subsidiaries shown above were wholly-owned by Digipath, Inc., the parent company.

(3)Entity formed for prospective purposes, but has not incurred any income or expenses to date.